Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into effective May 27, 2025 (the “Effective Date”), by and between Brandi L. Roberts (the “Executive”) and Mind Medicine (MindMed), Inc. (the “Company”).

The Company desires to employ Executive and, in connection therewith, to compensate the Executive for Executive’s personal services to the Company.

The Executive wishes to be employed by the Company and provide personal services and certain covenants to the Company in return for certain compensation and benefits.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.
Employment by the Company.
1.1
Position; Duties. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Financial Officer, and Executive hereby accepts such employment. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts, business time and attention to the business of the Company. Executive’s principal workplace shall be San Diego, California, or such other location within the United States as requested by Executive and agreed upon Company. Executive will report to the Company’s Chief Executive Officer (“CEO”) or CEO’s designee. Executive will perform such duties as are normally associated with Executive’s position, as assigned from time to time, subject to the oversight and direction of the CEO or the CEO’s designee. The Executive shall make such business trips to such places as may be reasonably necessary or advisable for the Company. Executive’s start date will be June 2, 2025.
1.2
Company Policies. The employment relationship between the parties shall be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from, or are in conflict with, the Company’s employment policies or practices, this Agreement shall control.
1.3
Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Company’s Board of Directors (the “Board”) from time to time. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
2.
Compensation and Benefits.

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Exhibit 10.1

2.1
Salary. Executive shall receive for Executive’s services to be rendered hereunder a base salary of $495,000 on an annualized basis, subject to review and adjustment by the Company in its sole discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).
2.2
Annual Discretionary Bonus. Executive will be eligible for a discretionary annual (fiscal year) cash bonus with a target of forty percent (40%) of Executive’s then current Base Salary, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard payroll withholding requirements (“Target Bonus”). Whether or not Executive receives any bonus will be dependent upon (a) the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Board in its sole discretion, and (b) Executive’s continuous performance of services to the Company through the date any such bonus is paid. The bonus may be greater or lesser than the Target Bonus and may be zero. The annual period over which performance is measured for purposes of this bonus is the Company’s fiscal year, January 1 through December 31 and the Company shall pay the bonus, if any, no later than March 15th immediately following the end of the applicable fiscal year. The Board will determine in its sole discretion the extent to which each of Executive and the Company has achieved the performance goals upon which the bonus is based and the amount of the bonus, if any. In the event the Executive leaves the employ of the Company for any reason prior to payment of any bonus, Executive is not eligible for such bonus, prorated or otherwise, except as provided in Section 6 below. Executive will be eligible for a pro-rated bonus for 2025 based on the percentage of 2025 that Executive is a full time employee.
2.3
Equity.
(a)
Stock Option. Subject to approval by the Compensation Committee of the Board, the Company anticipates granting Executive an option to purchase 500,000 shares of the Company’s Common Shares (the “Option”). The Option will vest over four years, with 25% of the shares vesting on the first anniversary of the Vesting Commencement Date (as defined in the award agreement), and 1/36th of the remaining shares vesting per month thereafter over 36 months, subject to Executive’s continuous service with the Company on each such vesting date.
(b)
Performance Stock Units. Subject to approval by the Board, the Company anticipates granting Executive 125,000 performance stock units (“PSUs”), pursuant to the terms and conditions of the PSU award agreement entered into between Executive and the Company. The PSUs will vest based on the achievement of performance criteria set forth in the PSU award agreement over a three-year performance measurement period and threshold, target and stretch performance multipliers of 0.5x, 1.0x and 2.0x, respectively.
(c)
Inducement Grants. The Option and PSUs are being granted to Executive pursuant to the inducement grant exception under Nasdaq Rule 5635(c)(4) and not pursuant to any of the Company’s equity incentive plans, as an inducement that is material to Executive’s employment with the Company.
2.4
Benefits. Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

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Exhibit 10.1

3.
Confidential Information and Restrictive Covenants. As a condition of employment, Executive agrees to execute and abide by the Employee Confidential Information and Inventions Assignment Agreement attached as Exhibit A (“Confidential Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.
4.
Outside Activities. Except with the prior written consent of the CEO, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, and (iii) such other activities as may be specifically approved in writing by the CEO or the Board (including those activities approved by the Board on or around the Effective Date). This restriction shall not, however, preclude the Executive (x) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (y) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.
5.
No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement and service as an Executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.
6.
Termination of Employment. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause, subject to the notice requirements set forth in Section 6.5. The provisions in this Section 6 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.
6.1
Termination by the Company without Cause; Resignation for Good Reason.
(a)
The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.2(b) below) by giving notice as described in Sections 6.5 and 7.1 of this Agreement. A termination pursuant to Sections 6.2, 6.3, or 6.4 below is not a termination without Cause for purposes of receiving the benefits described in this Section 6.1.
(b)
Executive shall have the right to resign from Executive’s employment for Good Reason (as defined in this Section 6.1) by following the notice and cure process outlined in this Section 6.1, provided that the circumstance creating Good Reason is not cured by the Company pursuant to this Section 6.1.

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Exhibit 10.1

(c)
If the Company terminates Executive’s employment without Cause or Executive resigns from Executive’s employment with the Company for Good Reason, and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section l.409A-l(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined in Section 6.1(f) below). If Executive complies with the obligations in Section 6.1(e) below, Executive shall be eligible to receive the following “Severance Benefits”:
(i)
Salary.
(1)
If the termination without Cause or resignation for Good Reason occurs at any time except during the Change in Control Measurement Period (as defined in Section 6.1(d) below), the Company will pay Executive an amount equal to Executive’s then current Base Salary for nine (9) months, less all applicable withholdings and deductions, and paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined below in Section 6.1(e) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter.
(2)
If the termination without Cause or resignation for Good Reason occurs during the Change in Control Measurement Period, the Company will pay Executive an amount equal to Executive’s then current Base Salary for twelve (12) months, less all applicable withholdings and deductions, in a lump sum on the Company’s first regularly scheduled payroll date following the Release Effective Date.
(ii)
Benefits.
(1)
If the termination without Cause or resignation for Good Reason occurs at any time except during the Change in Control Measurement Period, then if Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health plans following such termination, then the Company shall reimburse Executive for that portion of Executive’s COBRA premiums it was paying prior to the Separation Date necessary to continue Executive and Executive’s covered dependents’ health insurance coverage in effect for Executive (and Executive’s covered dependents) on the termination date until the earliest of: (i) nine (9) months from the separation date; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “Non-CIC COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the Non-CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding for the remainder of the Non-CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company.

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Exhibit 10.1

(2)
If the termination without Cause or resignation for Good Reason occurs during the Change in Control Measurement Period, then the COBRA Payment Period shall be modified with respect to prong (i) above to twelve (12) months, but prongs (ii) and (iii) above shall remain the same (the “CIC COBRA Payment Period”).
(iii)
Bonus.
(1)
If the termination without Cause or resignation for Good Reason occurs outside of the Change in Control Measurement Period and after the completion of the Company’s fiscal year, but before any bonuses are paid for such fiscal year, Executive will be eligible for a bonus for the completed fiscal year pursuant to the terms and process set forth in Section 2.2 above, dependent upon the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Board in its sole discretion. The Company will pay Executive any bonus awarded for the completed fiscal year, less applicable withholdings and deductions, payable in a lump sum on the later of (x) the date that annual performance bonuses are normally paid to other Executives at the Company for that fiscal year or (y) within five (5) days following the Release Effective Date, but in no event later than March 15 the year immediately following the year in which the termination or resignation occurs.
(2)
If the termination without Cause or resignation for Good Reason occurs during the Change in Control Measurement Period, and after the completion of the Company’s fiscal year, but before any bonuses are paid, the Company will make a lump sum cash payment to Executive in an amount equal to 100% of the Target Bonus for the fiscal year in which the termination occurs, subject to standard deductions and withholdings, which will be paid in a lump sum on the sixtieth (60th) day following Executive’s date of Separation from Service, provided the Release Effective Date has occurred on or before that date. Additionally, Executive will be entitled to an amount equal to the Target Bonus payment for the year in which the termination without Cause or resignation for Good Reason occurs during the Change in Control Measurement Period, prorated for the portion of the year in which Executive is employed, subject to standard deductions and withholdings, which will be paid in a lump sum on the sixtieth (60th) day following Executive’s date of Separation from Service.
(iv)
Equity.
(1)
If the termination without Cause or resignation for Good Reason occurs outside of the Change in Control Measurement Period, then the vesting of all outstanding equity awards subject only to a time-based vesting schedule that are held by Executive immediately prior to the termination date (if any) shall cease vesting upon Executive’s Separation from Service.
(2)
If the termination without Cause or resignation for Good Reason occurs during the Change in Control Measurement Period, the vesting and exercisability of all outstanding equity awards subject only to a time-based vesting schedule that are held by Executive immediately prior to the termination date (if any) shall be accelerated in full.
(d)
A termination without Cause or resignation for Good Reason in either case on or within twelve (12) months following the effective date of a Change in Control of the Company (as defined in the Mind Medicine (MindMed) Inc. Stock Option Plan), but provided that an event will not constitute a “Change in Control” under this Agreement unless it also qualifies as

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Exhibit 10.1

a “change in control event” under Treasury Regulations Section 1.409A-3(i)(5)) is a termination or resignation during the “Change in Control Measurement Period.”
(e)
Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall only receive the Severance Benefits if: (i) by the 60th day following the date of Executive’s Separation from Service, Executive has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form presented by the Company that includes, among other terms, a general release of claims and non-disparagement in favor of the Company and its affiliates and representatives (the “Release”), and which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) Executive returns all Company property; (iii) Executive is in compliance with Executive’s post-termination obligations under this Agreement and the Confidential Information Agreement when any such Severance Benefits are due and payable; and (iv) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that any of the Severance Benefits are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of the Severance Benefits will not be made or begin until the later calendar year.
(f)
For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.
(g)
The Severance Benefits provided to Executive pursuant to Section 6.1(c) are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.
(h)
Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to this Section 6.l in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.
(i)
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following conditions without Executive’s consent, after Executive’s provision of written notice to the Company of the existence of such condition (which notice must be provided as described in Section 7.1 within thirty (30) days of the initial existence of the condition and must specify the particular condition in reasonable detail), provided that the Company has not first provided notice to Executive of its intent to terminate Executive’s employment: (i) a material reduction in Executive’s Base Salary except pursuant to a salary reduction program affecting substantially all of the employees of the Company, provided, that it does not adversely affect the Executive to a greater extent than other similarly situated employees and, provided further, that any reduction in Executive’s Base Salary of more than ten percent (10%) shall constitute Good Reason ; (ii) the relocation of Executive’s principal place of employment by fifty

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Exhibit 10.1

(50) or more miles from Executive’s then-current principal place of employment; or (iii) a material reduction in Executive’s duties, responsibilities or authorities relative to Executive’s title, duties, authority, or responsibilities in effect immediately prior to such reduction, provided, an action taken by the Company for the purposes of either accommodating a disability of the Executive or pursuant to the Family and Medical Leave Act (“FMLA”), will not be deemed a “material reduction” in and of itself; further provided, a suspension in connection with an internal investigation by the Company shall not be a “material reduction”. Notwithstanding the foregoing, Good Reason shall only exist if the Company is provided a thirty (30) day period to cure the event or condition giving rise to Good Reason, and it fails to do so within that cure period (and, additionally, Executive must resign for such Good Reason condition by giving notice as described in Section 7.1 within thirty (30) days after the period for curing the violation or condition has ended).
6.2
Termination by the Company for Cause.
(a)
The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.5(b) of this Agreement.
(b)
For purposes of this Agreement, “Cause” shall mean that the Company determined that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the Company and Executive, including but not limited to the Confidential Information Agreement; (ii) any act constituting theft, dishonesty, fraud, immoral or disreputable conduct, that is deemed by the Board in its reasonable discretion to be harmful to the Company or its reputation; (iii) any conduct which constitutes a felony under applicable law; (iv) a material violation of any Company policy or any material act of misconduct, in either case that causes, or is likely to cause, harm to the Company or its reputation; (v) refusal to follow or implement a clear, reasonable, and lawful directive of the Board; (vi) breach of fiduciary duty; or (vii) gross negligence or gross incompetence in the performance of Executive’s duties. For a termination of employment to be for Cause, you must (a) receive a written notice from the Company which indicates in reasonable detail the facts and circumstances claimed to provide a basis for the termination of your employment for Cause; and (b) be provided with an opportunity to cure or resolve, no later than 30 days following the receipt of such notice, the circumstances or behavior in question; provided, however, that Executive shall only be afforded such opportunity, if the circumstance or behavior in question are deemed curable by the Company in its reasonable discretion.
(c)
In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Severance Benefits as described in Section 6.1(c) or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
6.3
Resignation by the Executive without Good Reason.
(a)
Executive may resign from Executive’s employment with the Company at any time without Good Reason by giving notice as described in Section 6.5(f).
(b)
In the event Executive resigns from Executive’s employment with the Company without Good Reason, Executive will not receive any Severance Benefits as described in Section 6.1(c) or any other severance compensation or benefit, except that, pursuant to the

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Exhibit 10.1

Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
6.4
Termination by Virtue of Death or Disability of the Executive.
(a)
In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll practices, provide to the Executive’s legal representative(s) Executive’s Accrued Obligations.
(b)
Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because the Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the FMLA, and other applicable law. In the event Executive’s employment is terminated based on the Executive’s Disability, Executive will not receive any Severance Benefits as described in Section 6.1(c) or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
6.5
Notice; Effective Date of Termination. Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of (each, the applicable “Separation Date”):
(a)
thirty (30) days after the Company gives written notice to Executive of Executive’s termination without Cause (“Without Cause Notice Period”); provided, however, the Company may, at any time during the Without Cause Notice Period, relieve Executive from all or any of Executive’s duties for all or part of the remainder of the Without Cause Notice Period and/or consider Executive’s termination effective as of any date within the Without Cause Notice Period, without any requirement to provide Executive with salary and benefits for the remainder of the Without Cause Notice Period beyond the Accrued Obligations as of the date of termination.
(b)
immediately after the Company gives written notice to Executive of a termination with Cause pursuant to Section 6.2(b)(i)-(vii). In the event of a termination for Cause, such notice shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate;
(c)
immediately upon the Executive’s death;
(d)
ten (10) days after the Company gives written notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date;

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Exhibit 10.1

(e)
immediately upon Executive’s full satisfaction of the requirements of Section 6.1(i) for a resignation for Good Reason; and
(f)
thirty (30) days after Executive gives written notice to the Company of Executive’s resignation without Good Reason (“Resignation Notice Period”); provided, however, the Company may, at any time during the Resignation Notice Period, relieve Executive from all or any of Executive’s duties for all or part of the remainder of the Resignation Notice Period and/or consider Executive’s resignation effective as of any date within the Resignation Notice Period, without any requirement to provide Executive with salary and benefits for the remainder of the Resignation Notice Period beyond the Accrued Obligations as of the date of termination. Any acceleration by the Company of the termination date pursuant to this Section 6.5(f) shall not result in a termination by the Company for purposes of this Agreement.
6.6
Resignation of All Other Positions. To the extent applicable, Executive shall be deemed to have resigned from all officer and board member positions that Executive holds with the Company and any of its subsidiaries and affiliates upon the termination of Executive’s employment for any reason. Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
6.7
Litigation and Regulatory Cooperation. During Executive’s employment, Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes Executive may have knowledge or information. Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel upon reasonable notice to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company.
6.8
Cooperation After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall cooperate with the Company and its parent companies or affiliates in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company (or its parent companies or affiliates) is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company. The Company will reimburse Executive for all reasonable expenses incurred in complying with this Section 6.6, in accordance with Company expense reimbursement policies.
6.9
Application of Section 409A. It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless

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Exhibit 10.1

Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.7 and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.7.
6.10
Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit that Executive would receive from the Company pursuant to this Agreement or otherwise (each a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either: (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax; or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and Executive will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this Section 6.8. The professional firm engaged by the Company to make the foregoing calculations as of the day prior to the closing will perform the foregoing calculations. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. Any good faith determinations of the firm made hereunder will be final, binding and conclusive upon the Company and Executive.

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Exhibit 10.1

7.
General Provisions.
7.1
Recoupment. Executive shall be required to repay any incentive pay received if, and to the extent that, the Compensation Committee of the Board or the Board determines, in its sole discretion, that repayment is due on account of a restatement of the Company’s financial statements or otherwise pursuant to any clawback or compensation recoupment policy as may be in effect or amended from time to time) (the “Recoupment Policy”). If the Committee or the Board seeks to recover payment of incentive pay as a result of a restatement of the Company’s financial statements or otherwise under the Recoupment Policy, Executive shall pay to the Company, as applicable, (A) all or a portion (as determined by the Committee or the Board in its sole discretion) of the amount by which the payment received by Executive exceeds the amount that would have been paid to Executive based on the restated financial statements, or (B) the amount (as determined by the Committee or the Board in its sole discretion) to be repaid pursuant to the Recoupment Policy. Nothing in this Section 7.1 shall preclude the Company (or any other person) from taking any other action.
7.2
Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent, if sent by electronic mail, telex or confirmed facsimile during normal business hours of the recipient, and if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location, ATTN: CEO, and to Executive at Executive’s address as listed on the Company payroll or Executive’s company-provided email address, or at such other address as the Company or the Executive may designate by ten (10) days’ advance written notice to the other.
7.3
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
7.4
Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
7.5
Complete Agreement. This Agreement, along with the Confidential Information Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Confidential Information Agreement and have entered or may enter into other agreements governing Executive’s equity grant(s). Any such separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive

MACROBUTTON DocID

Exhibit 10.1

termination of the Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.
7.6
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
7.7
Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
7.8
Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.
7.9
Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New York.
7.10
Resolution of Disputes. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), in the State of New York or as otherwise mutually agreed upon, under JAMS’ then-applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at: https://www.jamsadr.com/rules-employment-arbitration/). Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this Section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to sexual assault disputes and sexual harassment disputes as defined in the FAA, or any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Executive intends to bring multiple claims, including one of

MACROBUTTON DocID

Exhibit 10.1

the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law and any such awards may be entered into and enforced as judgments in federal and state courts of any competent jurisdiction. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that Executive would be required to pay if the dispute were decided in a court of law. Except as modified in the Confidential Information Agreement, each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
7.11
In Witness Whereof, the parties have executed this Executive Employment Agreement on the day and year first written above.

Mind Medicine (MindMed), Inc.

By:__/s/ Robert Barrow_________________

Name: Robert Barrow

Title: Chief Executive Officer

Executive

_/s/ Brandi L. Roberts___________________

Brandi L. Roberts

MACROBUTTON DocID

Exhibit A

Employee Confidential Information and Inventions Assignment Agreement

MACROBUTTON DocID \\4135-8644-9233 v2

MIND MEDICINE, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Mind Medicine, Inc. (“Employer”), and its subsidiaries, parents, affiliates, successors and assigns (together with Employer, “Company”), the compensation paid to me now and during my employment with Company, and Company’s agreement to provide me with access to its Confidential Information (as defined below), I enter into this Employee Confidential Information and Inventions Assignment Agreement with Employer (the “Agreement”). Accordingly, in consideration of the mutual promises and covenants contained herein, Employer (on behalf of itself and Company) and I agree as follows:

Employee Confidential Information and Inventions Assignment Agreement

1.
Confidential Information Protections.
1.1
Recognition of Company’s Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company, or as approved by an officer of Company. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I agree that Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential Information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company.
1.2
Confidential Information. “Confidential Information” means any and all confidential knowledge or data of Company, and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, “Inventions”), including all Company Inventions (defined in Section 2.1); (b) information regarding research, development, new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information; (c) information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information; (d) information about Company’s business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of Company could use to Company’s competitive disadvantage. However, Company agrees that I am free to use information that I knew prior to my employment with Company or that is, at the time of use, generally known in the trade or industry through no breach of this Agreement by me. Company further agrees that this Agreement does not limit my right to discuss my employment or discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful, or report possible violations of law or regulation with any federal, state or local government agency, or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure obligations.
1.3
Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information as provided in this Section 1 and I agree that the restrictions in Section 1.1 are intended to continue indefinitely, even after my employment by Company ends. However, if a time limitation on my obligation not to use or disclose Confidential Information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Company and I agree that the two year period after the date my employment ends will be the time limitation relevant to the contested restriction; provided, however, that my obligation not to disclose or use trade secrets that are protected without time limitation under applicable law shall continue indefinitely.
1.4
No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company’s premises any unpublished

Employee Confidential Information and Inventions Assignment Agreement

documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.
2.
Assignments of Inventions.
2.1
Definitions. The term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights, all rights to priority, and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights); (b) “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.
2.2
Non-Assignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I develop entirely on my own time without using Company’s equipment, supplies, facilities or trade secrets, or Confidential Information, except for Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with any work performed by me for Company (“Nonassignable Inventions”).
2.3
Prior Inventions.
(a)
On the signature page to this Agreement is a list describing any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company, and (ii) may relate to Company’s business or actual or demonstrably anticipated research or development, and (iii) are not to be assigned to Company (“Prior Inventions”). If no such list is attached, I represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.
(b)
I agree that if I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a “License Event”), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. For purposes of this paragraph, “Prior Inventions” includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.
2.4
Assignment of Company Inventions. I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. I further agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or

Employee Confidential Information and Inventions Assignment Agreement

limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.
2.5
Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.
2.6
Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
2.7
Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
2.8
Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.
2.9
Incorporation of Software Code. I agree not to incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company’s policies regarding the use of such software or as directed by Company.
3.
Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.
4.
Duty of Loyalty During Employment. During my employment by Company, I will not, without Company’s written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.
5.
No Solicitation of Employees, Consultants, Contractors, or Customers. I agree that during the period of my employment and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:
5.1
solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company, even if I did not initiate the discussion or seek out the contact;

Employee Confidential Information and Inventions Assignment Agreement

5.2
solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined below);
5.3
hire, employ, or engage in a business venture to research, develop, market, sell, perform or provide Conflicting Services (as defined below) as partners or owners or other joint capacity any person then employed by Company or who has left the employment of Company within the preceding three months, or attempt to hire, employ, or engage in a business venture to research, develop, market, sell, perform or provide Conflicting Services as partners or owners or other joint capacity any person then employed by Company or who has left the employment of Company within the preceding three months;
5.4
solicit, induce or attempt to induce any Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;
5.5
solicit or assist in the solicitation of any Customer to induce or attempt to induce such Customer to purchase or contract for any Conflicting Services; or
5.6
perform, provide or attempt to perform or provide any Conflicting Services for a Customer.

The parties agree that for purposes of this Agreement, a “Customer” is any person or entity who or which, at any time during the one year period prior to my contact with such person or entity as described in Sections 5.4, 5.5 or 5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

6.
Non-Compete Provision.
6.1
I agree that for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services (defined below) anywhere in the Restricted Territory (defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.
6.2
The parties agree that, for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.
6.3
The parties agree that, for purposes of this Agreement, “Restricted Territory” means (i) all counties in the state in which I primarily perform services for Company; (ii) all other states of the United States of America in which Company, with my involvement in some capacity, including, without limitation, my having knowledge of Confidential Information related thereto, provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of my relationship with Company; and (iii) any other countries from which Company provided goods or services, had customers, or otherwise conducted business, with my involvement in some capacity, including, without limitation, my having knowledge of Confidential Information related thereto, at any time during the two-year period prior to the date of the termination of my relationship with Company.
7.
Reasonableness of Restrictions. I have read this entire Agreement and understand it. I acknowledge that Section 6 protects Company’s legitimate business interests, including its interests in Company’s trade secrets and

Employee Confidential Information and Inventions Assignment Agreement

Confidential Information, relationships with customers or recent past customers, and its customer goodwill. I acknowledge that Section 6 is reasonably necessary to protect these legitimate business interests as defined by Wis. Stat. § 103.465. I acknowledge that (a) I have the right to consult with counsel prior to signing this Agreement, (b) I will derive significant value from Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to Company, and (c) that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for Company’s exclusive benefit and my obligations not to compete and not to solicit are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of Company. I agree that (i) this Agreement does not prevent me from earning a living or pursuing my career, and (ii) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section and/or Section 13.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.
8.
No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.
9.
Return of Company Property. When I cease to be employed by Company, I will deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Inventions, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time during my employment, with or without notice. Prior to leaving, I hereby agree to: provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information; cooperate with Company in attending an exit interview; and complete and sign Company’s termination statement if required to do so by Company.
10.
Legal and Equitable Remedies. I agree that (a) it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms, (b) any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and (c) Company will have the right to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement. I agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorney’s fees, from me. If Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of 12 months from the effective date of the order enforcing the Agreement.
11.
Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express

Employee Confidential Information and Inventions Assignment Agreement

mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.
12.
Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Sections 5 and/or 6 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and/or 6 of this Agreement are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.
13.
General Provisions.
13.1
Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of New York without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in NY for any lawsuit filed there against me by Company arising from or related to this Agreement.
13.2
Severability. If any portion of this Agreement is, for any reason, held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such provision had never been contained in this Agreement. If any portion of this Agreement is, for any reason, held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.
13.3
Successors and Assigns. This Agreement is for my benefit and the benefit of Company and its and their successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.
13.4
Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.
13.5
Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.
13.6
Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
13.7
Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.
13.8
Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
13.9
Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

Employee Confidential Information and Inventions Assignment Agreement

13.10
Entire Agreement. The obligations in Sections 1 and 2 (except Section 2.2 with respect to a consulting relationship) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant, employee or other service provider if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, provided, however, if, prior to execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

Employee Confidential Information and Inventions Assignment Agreement

[Signatures to follow on next page]

Employee Confidential Information and Inventions Assignment Agreement

This Agreement will be effective as of the date signed by the Employee below.

EMPLOYER: Mind Medicine, Inc. EMPLOYER: Mind Medicine, Inc.	EMPLOYEE:

(Signature)	(Signature)

Robert Barrow	Brandi L. Roberts
(Printed Name)	(Printed Name)

Chief Executive Officer
(Title)	(Date Signed)

Prior Inventions

1. Prior Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:

FORMCHECKBOX No Prior Inventions.

FORMCHECKBOX See below:

FORMCHECKBOX Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

FORMCHECKBOX Additional sheets attached.